Exhibit 3.1



                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1.  NAME  OF  CORPORATION:

Texhoma  Energy,  Inc.

2. THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS (provide article numbers, if applicable):

Article  4.  Number  of  Shares  the  Corporation  is  Authorized  to  Issue.

     The capitalization of the corporation is amended to increase the authorized shares of common stock to three hundred million (300,000,000) shares, $0.001 par value per share and to authorize one million (1,000,000) shares of preferred stock, $0.001 par value per share.

     Shares of preferred stock of the corporation may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

3. THE VOTE BY WHICH THE STOCKHOLDERS HOLDING SHARES IN THE CORPORATION ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PROPORTION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF
INCORPORATION  HAVE  VOTED  IN  FAVOR  OF  THE  AMENDMENT  IS:   65%
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4.  EFFECTIVE  DATE  OF  FILING:
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5.  OFFICERS  SIGNATURE: /s/ Max Maxwell, President
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